SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2004

WATSON WYATT & COMPANY HOLDINGS

(Exact name of registrant as specified in its charter)

Delaware	52-2211537
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1717 H Street NW

Washington, D.C. 20006-3900

(Address of principal executive offices, including zip code)

(202) 715-7000

(Registrant’s telephone number, including area code)

ITEM 9.  REGULATION FD DISCLOSURE

Contact:	Carl D. Mautz
Chief Financial Officer
Watson Wyatt
(202) 715-7056

Investor Relations: Jody Burfening Media Contact: Chenoa Taitt Lippert Heilshorn & Associates, Inc. (212) 838-3777

WATSON WYATT & COMPANY HOLDINGS INITIATES QUARTERLY CASH DIVIDEND

WASHINGTON DC, May 17, 2004 — Watson Wyatt & Company Holdings (NYSE: WW), a leading international human capital consulting firm, today announced that its board of directors has approved the initiation of a quarterly cash dividend in the amount of $0.075 per share.  The first quarterly dividend payment will be made on July 15, 2004, to shareholders of record as of June 30, 2004.

“Our continued success in maintaining profitability and strong free cash flows give us confidence that we can support the growth of our business and at the same time return cash to shareholders through a dividend,” said John Haley, president and chief executive officer of Watson Wyatt. “We believe this dividend, combined with our recent share repurchase, demonstrates the ongoing strength and stability of our company.”

About Watson Wyatt

Watson Wyatt is an international human capital consulting firm that provides services in the areas of employee benefits, human capital strategies and related technology solutions.  The firm is headquartered in Washington, D.C., and has 3,880 associates in 61 offices in the Americas and Asia-Pacific.  Together with Watson Wyatt LLP, a leading Europe-based consulting partnership, the firm operates globally as Watson Wyatt Worldwide.  Watson Wyatt Worldwide has more than 6,000 associates in 88 offices in 30 countries.

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements.  A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-

looking statements.  Such factors include but are not limited to our continued ability to recruit and retain qualified associates; outcomes of litigation; the ability of the company to obtain professional liability insurance; a significant decrease in the demand for the consulting services we offer as a result of changing economic conditions or other factors; actions by competitors offering human resources consulting services; regulatory, legislative and technological developments that may affect the demand for or costs of our services and other factors discussed under “Risk factors” in the company’s Annual Report on Form 10-K dated September 23, 2003, which is on file with the Securities and Exchange Commission.  These statements are based on assumptions that may not come true.  All forward-looking disclosure is speculative by its nature.  The Company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Watson Wyatt & Company Holdings

(Registrant)

Date: May 17, 2004	BY:	/s/ John J. Haley
John J. Haley
President and Chief Executive Officer

Date: May 17, 2004	BY:	/s/ Carl D. Mautz
Carl D. Mautz
Vice President and Chief Financial Officer